Exhibit 1

NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium Extends Tender Offer for UAP and Will Re-File Hart-Scott-Rodino Pre-Merger Notification
February 25, 2008 — ALL AMOUNTS ARE STATED IN U.S.$
CALGARY, Alberta — Agrium Inc. (TSX and NYSE: AGU) today extended its previously announced tender offer for all of the common stock of UAP Holding Corp. (NASDAQ: UAPH) until 12:00 midnight, New York City time, on Friday, March 14, 2008. The tender offer was previously set to expire today at midnight, New York City time.
Agrium extended the offer because all of the conditions to completion of the offer have not yet been satisfied. In particular, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act (the HSR Act) has not yet expired or been terminated.
In addition, Agrium announced that it intends to voluntarily withdraw its notification and report form from the Federal Trade Commission (FTC) on Tuesday, February 26, 2008, and plans to re-file such notification and report form on Thursday, February 28, 2008. Agrium originally filed its notification and report form under the HSR Act on December 10, 2007 and re-filed it on December 28, 2007 and again on February 11, 2008. Since the original filing of its notification and report form, Agrium and the staff (Staff) of the FTC have been engaged in informal discussions during which Agrium provided the Staff, following its informal requests, with additional information about the businesses of Agrium and UAP. As a result of the informal discussions between Agrium and the Staff during this period, Agrium believes that significant progress has been made in reducing the areas about which the Staff might have competitive concerns with respect to the proposed acquisition.
Agrium’s current withdrawal and re-filing of its notification and report form will provide Agrium with an additional full 15-day period after the re-filing to continue to discuss the transaction and answer any additional questions raised by the Staff, as well as provide the Staff with additional time to review the information submitted by Agrium and UAP. As a result of the current re-filing, the waiting period under the HSR Act will expire at 11:59 p.m., New York City time, on Friday, March 14, 2008, unless this period is earlier terminated or extended by issuance of a Request for Additional information or a “second request.”
As of 4:00 p.m., New York City time, on Monday, February 25, 2008, approximately 30.15 million shares of common stock of UAP had been tendered in and not withdrawn from the offer.

Prior to the expiration of such waiting period under the HSR Act, Agrium may voluntarily withdraw and re-file its notification and report form again in order to provide the Staff with more time to review the proposed acquisition without requiring the Staff to issue a second request. If a second request were to be issued, the closing of the acquisition of UAP would not be expected until the summer of 2008. There can be no assurance that the FTC will not issue a second request.
Agrium remains committed to working cooperatively with the FTC as it conducts its review of the proposed acquisition and remains highly confident of a successful close to the transaction.
About Agrium
Agrium Inc. is a major retail supplier of agricultural products and services in both North and South America and a leading global producer and marketer of agricultural nutrients and industrial products. Agrium produces and markets three primary groups of nutrients: nitrogen, phosphate and potash as well as controlled release fertilizers and micronutrients. Agrium’s strategy is to grow through incremental expansion of its existing operations and acquisitions as well as the development, commercialization and marketing of new products and international opportunities.
ADVISORY
This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Agrium or UAP.
THE TENDER OFFER IS BEING MADE SOLELY BY THE TENDER OFFER STATEMENT. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND ALL OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.
The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement are available to all stockholders of UAP, at no expense to them. The Tender Offer Statement (including the Offer to Purchase, the related Letter of Transmittal and all other offer documents filed by Agrium with the SEC) and the Solicitation/Recommendation Statement are also available for free at the SEC’s website at www.sec.gov. Investors and security holders are strongly advised to read both the Tender Offer Statement and the Solicitation/Recommendation Statement regarding the tender offer referred to in this press release because they contain important information.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the U.S. Private Securities Reform Act of 1995. Forward-looking statements are not based on historical facts, but rather on current expectations and projections about future events, and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. These risk factors relative to these statements include: that the transaction may not be timely completed, success in achieving anticipated synergies and accretion, reliance on UAP’s publicly available information, success in integrating the retail distribution systems, and the integration of supply chain management processes, as well as other risk factors listed from time to time in Agrium’s reports and comprehensive public disclosure documents including Agrium’s Annual Information Form, and in other Agrium filings with securities commissions in Canada (on SEDAR at www.sedar.com) and the United States (on EDGAR at www.sec.gov).
FOR FURTHER INFORMATION:
Agrium Investor/Media Relations:
Richard Downey, Senior Director, Investor Relations
(403) 225-7357
Ashley Harris, Manager, Investor Relations
(403) 225-7437
Contact us at: www.agrium.com